Exhibit 10.2
SECOND ADDENDUM
TO
SUBSCRIPTION AGREEMENT / DEBT SETTLEMENT

THIS ADDENDUM is made the 7th of October, 2014.

BETWEEN:

DSG TAG SYSTEMS INC. (the 'Company")

AND:

WESTERGAARD HOLDINGS LTD. (the "Subscriber")

WHEREAS the Parties entered in to a Subscription and Debt Settlement Agreement dated September 26, 2014 (the “Agreement") whereby the Subscriber agreed to convert (i) the principal portion of the Indebtedness owed to it by the Company into Series A Convertible Preferred Shares (the "Series A Shares") in the capital stock of the Company at a deemed price ofUS$1.25 per Series A Share, and (ii) the outstanding accrued interest portion of the Indebtedness into shares of common stock (the "Common Shares") in the capital stock of the Company at a deemed price of US$0.25 per Common Share,

AND WHEREAS the Parties have agreed to amend the Agreement to reflect the calculated amount of the “Principal Amount" as defined in section 1.2 by adding thereto the costs incurred by the Subscriber in discharging the receiver formerly in place with respect to the Company; and in negotiating and settling the terms of the Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of one Dollar ($1.00) now paid by each party hereto to the other and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1.	All capitalized words and phrases used herein, unless otherwise defined, have the meanings ascribed thereto in the Agreement.

2.	Section 1.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

'Principal Amount" means the sum of US$5,386,730.50, being the outstanding principal amount of the Indebtedness as of the date of the Agreement together with all amounts paid by the Subscriber toward the actual costs incurred in (i) discharging the receiver in place with respect to the Company; and (ii) negotiating and settling the terms of the Agreement and transactions involving the Company and Pubco;"

3. Section 2.1 (a) of the Agreement is amended by deleting the reference therein to "US$7,602,711.75" and replacing it with "US$7,888,898.73".

4. The Parties acknowledge that the number of Series A Shares subscribed for by the Subscriber pursuant to section 1.1 of the Agreement is increased proportionately to the increased Principal Amount.

5. In all other regards, the Agreement remains unamended and in full force and effect.

IN WITNESS WHEREOF the parties hereto have duly executed this Addendum as of the date first above written.

DSG TAG SYSTEMS INC	WESTERGAARD HOLDINGS INC
by its authorized signatory:	by its authorized signatory:

/s/ Robert Silzer	/s/ Keith Westergaard
President and Chief Executive Officer	President